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Press Release

                                  Exhibit 99.1

EN POINTE TECHNOLOGIES, INC. ANNOUNCES THE ADDITION OF TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS
Monday December 8, 2:34 pm ET

LOS ANGELES, Dec. 8 /PRNewswire-FirstCall/ -- En Pointe Technologies, Inc. (Nasdaq: ENPT - News), a leading national provider of business-to-business information technology products and services, today announced the addition of two new members to its Board of Directors, Dr. Mansoor S. Shah and Mr. Timothy
J. Lilligren. Both were appointed to fill newly-created vacancies on the Board on December 4, 2003. Dr. Shah will also serve on the Board's Compensation Committee and Mr. Lilligren will be Chairing the Audit Committee.


Dr. Shah has been President of the Lakewood Primary Care Medical Group in Lakewood, California since 1978. He is a full time practicing physician who is responsible for managing and coordinating the medical care of approximately 10,000 patients annually in four prominent Southern California regional hospitals. Inherent in his duties are both the active management of the physicians in the group as well as the financial responsibilities of monitoring the fiscal well-being of the medical group. Dr. Shah is also Chairman of an Individual Physicians Association (IPA) consisting of 650 independent physicians. Dr. Shah is past Chairman of the Board of Governors, Lakewood Regional Medical Center. He is a graduate of King Edwards Medical College and is certified by the American Board of Managed Care Medicine and the American Society of Addiction Medicine.


Mr. Lilligren has conducted a CPA practice in Manhattan Beach, California since 1984. He is a sole practitioner who offers his clients audit and tax services that cover a range of industries. Mr. Lilligren has served on the boards of local non-profit organizations in various capacities including Treasurer. In addition to his practice, from 1988 through 2001, Mr. Lilligren was active in Manhattan Beach politics including serving as City Clerk, City Councilman, Mayor, and a member of the City Finance Committee. Mr. Lilligren is a graduate of the University of Colorado.


"We are very pleased to have these two individuals join our board of directors. Both new appointees will bring more depth and experience to En Pointe and will be a welcome addition to our team," said Bob Din, En Pointe's Chairman of the Board and CEO.


About En Pointe Technologies, Inc.


En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. En Pointe Professional Services offers value added services such as:
Presales consulting, Technology Planning and Management, which includes -- integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.


En Pointe, a minority business enterprise (MBE), is represented nationally with a concentration in over 17 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com .

    To contact En Pointe regarding any investor matters, please contact:

        Kevin Ayers
        Chief Financial Officer
        En Pointe Technologies, Inc.
        Phone: (310) 725-9717
        Fax: (310) 725-1185
        ir@enpointe.com
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To contact En Pointe regarding any sales or customer matters, please e-mail us at: sales@enpointe.com or contact us by phone at (310) 725-5200.